Exhibit H-1


                         (PROPOSED FORM OF NOTICE)

                    SECURITIES AND EXCHANGE COMMISSION
                    (Release No. 35 -     , 70 - 8283)

     EUA Energy Investment Corporation ("EEIC"), a wholly-owned subsidiary of Eastern Utilities Associates, a registered holding company, has filed a post-effective amendment to its application-declaration with this Commission pursuant to Section 12(b) of the Public Utility Holding Company Act of 1935 (the "Act") and Rule 45(a) promulgated thereunder.

     EEIC seeks Commission approval to increase the interest rates charged by it on additional loans and/or advances to its subsidiary, TransCapacity Limited Partnership, to specified rates above EEIC's effective cost of capital.

     NOTICE IS FURTHER GIVEN that any interested person may, not later than January __, 1996, request in writing that a hearing be held on such matter, stating the nature of his interest, the reasons for such request, and the issues of fact or law raised by said application/declaration which he desires to controvert; or he may request that he be notified if the Commission should order a hearing thereon. Any such request should be addressed: Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549. A copy of such request should be served personally or by mail upon the applicant/declarant at the above-stated address and proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. At any time after said date the application/declaration, as filed or as it may be amended, may be granted and permitted to become effective as provided in Rule 23 of the General Rules and Regulations promulgated under the Act, or the Commission may grant exemption from such rules as provided in Rules 20(a) and 100 thereof or take such other action as it may deem appropriate. Persons who request a hearing or advice as to whether a hearing is ordered will receive any notices and orders issued in this matter, including the date of the hearing (if ordered) and any postponements thereof.

     For the Commission, by the Division of Corporate Regulation, pursuant to delegated authority.

                                   Secretary